Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------
                Computation of ratio of earnings to fixed charges
                 and preferred securities dividend requirements
                          (in thousands, except ratios)



                                                         Nine-month period ended
                                                            September 30, 2001
                                                         -----------------------

Net Income..............................................        $43,026.00
                                                                ----------
Fixed Charges
         Trustee Fees...................................              90.00
         Audit Fees.....................................              40.50
         Administrative Fees............................             803.74

Total Fixed Charges.....................................             934.24
                                                                 ----------
Earnings before fixed charges...........................         $43,960.24
                                                                 ==========

Fixed charges, as above.................................         $   934.24
                                                                 ==========
Preferred securities dividend...........................          19,345.00
                                                                 ----------
Fixed charges including preferred securities dividends..         $20,279.24
                                                                 ==========

Ratio of earnings to fixed charges and preferred
  securities............................................               2.17
                                                                     ======